Exhibit 24(b)(8.91)
SELLING, SERVICES AND
FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is made and entered into as of this 30th day of July, 2009 by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional
Plan Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (“ING
Financial”) (collectively, “ING”) on its own behalf and on behalf of each separate account that it has established and may establish in the future (each such account hereinafter referred to as a “Separate Account”), and Ivy Funds Distributor, Inc.
(“Distributor”), acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor (each a “Fund” or collectively the “Funds”).

WHEREAS, Distributor acts as principal underwriter for the Funds, identified on
Schedule A, attached hereto, as may be amended from time to time; and

WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as
amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively,
“Plans”); and

WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

WHEREAS, ING Life has established and may establish in the future Separate
Accounts for all of its annuity contracts and funding agreements to serve as an investment vehicle for the Contracts; and

WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and ING
Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1.	Investment of Plan Assets.

(a) With respect to Plans that invest in the Funds outside of the Contracts, ING
Financial represents that it is authorized under the Plans to implement the investment of
Plan assets in the name of an appropriately designated nominee of each Plan
(“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”). The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan
Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

(b) With respect to Plans that invest in the Funds indirectly through the
Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the
Separate Accounts (except for such Accounts for which no such registration is required)
as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the contract owner or Participant, as applicable under a particular Contract.

(c) To the extent ING is required to do so under applicable law, ING shall provide full disclosure to the customer of all material facts and act in good faith, fairly, and in compliance with applicable laws, rules, regulations and commercial standards.

(d) ING shall not transmit any order for the purchase of shares on behalf of any underlying purchaser who (i) is not a resident of the United States, or (ii) is a resident of another jurisdiction in which such shares are not qualified for sale.

(e) Distributor and the Funds explicitly disclaim any and all responsibility for the offer, sale, distribution and/or servicing of the Contracts, except as otherwise specified in this Agreement.

2.	Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts may be maintained (the “Account” or collectively, the “Accounts”). For Plan assets directed for investment directly in the Fund, one Account held in the name of the Nominee may be maintained in connection with Plans for which ING Life shall provide various

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recordkeeping and other administrative services, and a second Account held in the name of the Nominee may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. Alternatively, one
Account held in the name of the Nominee may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. An additional Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the
Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for
Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	Services to be Performed by ING.

ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a) making the Funds available under the Contracts or other arrangements offered by ING;

(b) assisting in processing customer purchase and redemption requests;

(c) answering customer inquiries regarding account status and history;

(d) assisting customers in designating and changing dividend options, account designations and addresses;

(e) adopting and maintaining appropriate security measures for identifying customers;

(f) providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through ING;

(g) furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;

(h) processing customer purchase and redemption requests for shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Section 4 hereof;

(i) providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by customers;

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(j) updating customer records to reflect dividend payments;

(k) transmitting proxy statements, annual and semi-annual reports, the Funds’
then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and

(l) providing such other related services upon which the Distributor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its customers.
ING shall exercise reasonable care in performing all such services.

4.	Pricing Information, Orders, Settlement.

(a) Distributor will make shares available to be purchased by the Nominee or by
ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’
Prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the
Nominee to correspond with investment instructions received by ING from Contract owners, Plan Representatives or Participants, provided, however, that the Board of
Directors of the Fund (hereinafter the “Directors”) may upon reasonable notice to ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in the best interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

(b) Distributor agrees to furnish or cause to be furnished to ING Financial for each
Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00
p.m., Eastern time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current Prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall use commercially reasonable efforts to provide or cause to be provided to ING Financial such information by 6:30 p.m., Eastern time, unless extraordinary circumstances are encountered in which case Distributor shall notify
ING Financial of the delay and shall provide such information no later than 7:00 p.m.

(c) ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from Contract owners, Plan Representatives or Participants for acceptance

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as of the Close of Trading on each Business Day orders for the purchase of shares of the
Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate
Accounts (“Instructions”). In addition, ING Financial shall (i) transmit to Distributor such Instructions no later than 9:00 a.m., Eastern time on the next following Business
Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan Representatives or Plan Participants, as appropriate
(“Confirmation”). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial agrees that all
Instructions received by ING Financial, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

(d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, promptly, but in any event no later than 4:00 p.m., Eastern time on the Business Day after the Trade Date.

(e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders received in good order, in immediately available funds, to an account or accounts designated by ING Financial, promptly, but in any event no later than 4:00 p.m. Eastern time on the Business Day after the Trade date.

(f) In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement.
In addition, the parties may also provide pricing information in accordance with Exhibit
I.
(g) Issuance and transfer of Fund shares will be by book entry only. Share certificates will not be issued to ING for any Separate Account. Fund shares will be recorded in the appropriate title for each Separate Account.

(h) Upon Distributor’s request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or Transfer Agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that
ING will permit Distributor or the Funds, or any duly designated representative to have

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reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

(i) Distributor or its agents will use reasonable best efforts to provide closing net asset value, change in net asset value, dividend or daily accrual rate information and capital gain information by 6:30 p.m. Eastern Time each Business Day to ING. ING shall use this data to calculate values for its Separate Accounts and for shares purchased directly by the Nominee. Such values shall be used to process that same Business Day’s transactions. In the event adjustments to transactions previously effected on behalf of the
Nominee or a Separate Account are required to correct any material error in the computation of the net asset value of a Fund’s shares, Distributor or its agent shall notify
ING as soon as practicable after discovering the need for those adjustments which result in a reimbursement to the Nominee or a Separate Account in accordance with the Funds’
then current policies on reimbursement, which Distributor represents are consistent with applicable Securities and Exchange Commission (“SEC”) standards. If an adjustment is to be made in accordance with such policies to correct an error which has caused the
Nominee or a Separate Account to receive an amount different than that to which it is entitled, Distributor or its agent shall make all necessary adjustments to the number of shares owned by the Nominee or the Separate Account and distribute to the Nominee or
Separate Account the amount of such underpayment for credit by ING to affected
Contract owners. ING agrees to use its best efforts to minimize any costs incurred under this paragraph and shall provide Distributor with acceptable documentation of any such costs incurred.

(j) In the event that an adjustment is required in accordance with a Fund’s then current policies on reimbursement to correct any error in the computation of the net asset value of Fund shares, Distributor shall notify ING as soon as practicable after learning of the error. Notice may be made via e-mail or directly by telephone, and shall state for each day for which an error occurred the incorrect price, the correct price and, to the extent communicated to the Fund’s other shareholders, the reason for the price change.

If a price error causes an Account to receive less than the amount to which it would otherwise have been entitled, Distributor shall make all necessary adjustments, subject to the Fund’s then current policies on reimbursement, so that the Account receives the amount to which it would have been entitled.

If a price error causes an Account to receive amounts in excess of amounts to which it otherwise would have been entitled, ING, upon the request of Distributor, shall use its best efforts to collect such excess amounts from the affected customers.

(k) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING Financial and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

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5.	Servicing Fees.

The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay or will cause to be paid to ING Life or ING Institutional, as appropriate, a servicing fee, as specified in
Schedule A, based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make, or cause to be made, such payments to ING Life or ING
Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING
Life or ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant Accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor to offset other fees payable by the Plan to ING
Life or ING Institutional.

6.	Distribution Fees.

To compensate ING Financial for its distribution of Fund shares, Distributor shall make quarterly payments to ING Financial, as specified in Schedule A, based on the average net assets invested in the Funds through the Contracts or through ING Life’s or
ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant
Accounts in a Plan all or a portion of such distribution fees, or to use such fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

7.	Expenses.

Distributor shall reimburse certain reasonable out-of-pocket expenses ING Life or
ING Institutional incurs in connection with providing shareholder services to contract owners or the Plans. These expenses include actual postage paid by ING Life or ING
Institutional in connection with mailing updated prospectuses, supplements and financial reports to contract owners or Plan Representatives or Participants for which ING Life or
ING Institutional provides shareholder services hereunder, and all costs incurred by ING

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Life or ING Institutional associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide ING, or at ING’s request, the Plan, with such sufficient copies of relevant prospectuses for all Participants making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

If ING elects to include any materials provided by Distributor or the Funds, specifically Prospectuses, SAIs, Periodic Reports and proxy materials, on its web site or in any other computer or electronic format, ING assumes sole responsibility for maintaining such materials in the form provided by Distributor or the Funds for promptly replacing such materials with all updates provided by Distributor or the Funds.
Distributor or the Funds agree to provide all such materials requested by ING in a
Portable Document Format (“PDF”) in a timely fashion at no additional cost, together with such other formats at ING’s cost as may be mutually agreed upon.

8.	Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either ING Life, ING Institutional, ING Financial or
Distributor upon four (4) months advance written notice to the other parties;

(b) At the option of ING Life, ING Institutional or ING Financial, if shares of the
Funds are not available for any reason to meet the investment requirements of the
Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

(c) At the option of either ING Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Distributor or the
Funds by the Financial Industry Regulatory Authority (“FINRA”), the SEC, or any other regulatory body;

(d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this
Agreement;

(e) At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

(f) Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable

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Contracts. ING Life will give sixty (60) days’ written notice to the Fund and the
Distributor of any decision to replace the Fund’s shares;

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto. To the extent one or more third parties are engaged by ING to offer the Contracts and/or perform services that ING is responsible for under this Agreement (such parties include, but are not limited to, affiliates of ING)
(“Agents”), ING shall determine that each such Agent is capable of performing such services, shall take measures as may be necessary to ensure that Agents perform such services in accordance with the requirements of this Agreement and applicable law and shall bear full responsibility for, and assume all liability for (including any obligation for indemnification as provided in Paragraph 12 hereof), the actions and inactions of such
Agents as if such services had been provided by ING;

(h) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the
Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur;

(i) At any time with respect only to an applicable Fund(s), upon Distributor’s election, if Distributor determines that liquidation of the Funds is in the best interest of the Funds and its (their) beneficial owners. Reasonable advance notice (which shall be no less than sixty (60) days) of election to liquidate shall be furnished by Distributor to permit the substitution of Fund shares with the shares of another investment company; or

(j) At the option of any party to this Agreement, upon thirty (30) days written notice to the other parties that another party is in material breach of any provision of this
Agreement, unless the party in breach cures the breach to the reasonable satisfaction of the party alleging the breach, within the notice period.

9.	Continuation of Agreement.

Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement, unless doing so would be contrary to applicable law or regulation. For avoidance of doubt, the servicing fee will continue to be payable under the terms in
Section 5 after the termination, for as long as Fund assets are held through the Contracts or through ING Life’s or ING Institutional’s arrangement with Plans and so long as ING continues to perform the services in Section 3 to the Plans.

10.	Advertising and Related Materials.

(a) Advertising and literature with respect to the Funds prepared by ING
Financial or the Nominee or its agents for use in marketing shares of the Funds to

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Contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Contract owner, Plan, Plan Representative, or Participant.
Distributor shall advise the submitting party in writing within ten (10) Business Days of receipt of such materials of its approval or disapproval of such materials. ING shall be responsible for final written approval and recordkeeping of such advertising and literature, and for filing such material with FINRA or any other applicable regulatory body if required.

(b) Distributor will provide to ING at least one complete copy of all
Prospectuses, SAIs, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Distributor will also provide to ING an electronic copy of all Prospectuses,
SAIs, annual and semiannual reports, and all amendments or supplements suitable for posting on ING’s websites at our discretion.

(c) Distributor will provide via Excel spreadsheet diskette format or in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles as soon as reasonably practical following the end of each quarter, but in no event later than fifteen (15) calendar days following the end of the quarter.

(d) ING and its Agents shall make no representations concerning the Funds or
Fund shares that are inconsistent with those contained in the Funds’ then current
Prospectuses, SAIs or other documents produced by Distributor (or an entity on its behalf) which contain information about the Funds.

11.	Proxy Voting.

ING or the Nominee will distribute to Contract owners, Plan Representatives or
Participants all proxy materials furnished by Distributor or its designees for the Funds.
ING and the Nominee shall not oppose or interfere with the solicitation of proxies for
Fund shares held for such beneficial owners.

12.	Indemnification.

(a) ING agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the
Funds or their investment adviser within the meaning of the Securities Act of 1933
(“1933 Act”) against any losses, claims, damages or liabilities to which the Funds,
Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof): (i) arise out of, or are based upon, the provision of administrative services by ING Life or ING Institutional under this Agreement, (ii) result in an untrue statement or alleged untrue statement of any material fact contained in information furnished by ING; (iii) result in the omission or the alleged omission to state in the

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Registration Statements or Prospectuses of the Separate Accounts, or Contract, or in any
sales literature or other public communication generated by ING on behalf of the
Separate Accounts or Contracts, a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) arise out of any statements or representations of ING or its agents or third parties, with respect to the offer, sale or distribution of Contracts for which Fund shares are an underlying investment, or negligent or wrongful conduct of ING or its Agents or third parties with respect to offers or sales of Contracts or Funds Shares; or (v) result from a breach of a material provision of this Agreement. ING will reimburse any legal or other expenses reasonably incurred by Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

(b) Distributor agrees to indemnify and hold harmless each of ING Financial,
ING Life and ING Institutional the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial, ING Life, ING
Institutional and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial, ING Life, ING Institutional, the
Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof): (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, Prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading, or (ii) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING Financial, ING Life, ING Institutional, the
Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon: (i) the gross negligence or willful misconduct, or (ii) an act, statement, omission or representation or alleged act, alleged statement, alleged omission or alleged representation of ING Financial, ING Life, ING Institutional, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

(c) After receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, promptly notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12. In case any such action is brought against any indemnified

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party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

This section shall survive after termination of this agreement.

13.	Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that: (1) it is a life insurance company organized under the laws of the
State of Connecticut, (2) it is in good standing in that jurisdiction, (3) it is in material compliance with all applicable federal and state insurance laws, (4) it is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, (5) it has full authority to enter into this Agreement and carry out its obligations pursuant to it terms, (6) it has legally and validly established each Separate Account prior to any issuance or sale of Contracts, shares or other interests therein, as a segregated asset account under the insurance laws of the State of Connecticut, (7) the
Contracts are or will be registered unless exempt and that it will make every effort to maintain such registration under the 1933 Act to the extent required by the
1933 Act; and

(ii) that it is authorized under the Plans to: (1) provide administrative services to the Plans, and (2) facilitate transactions in the Fund(s) through the
Account(s).

(b) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the
State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

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(ii) that it is authorized under the Plans to: (1) provide administrative services to the Plans, and (2) facilitate transactions in the Fund through the
Account.

(c) Representations of ING Financial. ING Financial represents and warrants:

(i) that it: (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that it: (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5)
has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii) that it is authorized under the Plans to make available investments of
Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan
Representatives or Participants; and

(iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-
current Prospectus and in the current printed sales literature approved by either the Fund or Distributor.

(d) Representations of Distributor. Distributor represents and warrants:

(i) that the Funds: (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions, (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the states and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the
Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

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(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that
Distributor will notify ING Financial, ING Life and ING Institutional promptly upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) that it: (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(v) that it: (1) is a corporation duly organized under the laws of the State of Florida (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

14.	Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Delaware to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

15.	Confidentiality.

ING. Distributor acknowledges that the identities of the customers of ING or any of its affiliates (collectively, “ING Protected Parties” for purposes of this Section 15), information maintained regarding those customers, and all computer programs and procedures or other information developed by ING Protected Parties or any of their employees or agents in connection with ING’s performance of its duties under this
Agreement are the valuable property of ING Protected Parties. Distributor agrees that if it comes into possession of any list or compilation of the identities of or other information about ING Protected Parties, other than such information as may be independently developed or compiled by the Funds from information supplied to it by ING Protected
Parties’ customers who also maintain accounts directly with the Funds, Distributor will hold such information or property in confidence and refrain from using, disclosing or distributing any such information or other property except: (a) with ING’s prior written consent; or (b) as required by law or judicial process.

Distributor. ING acknowledges that the identities of the customers of Distributor or any of its affiliates (collectively, “Distributor Protected Parties” for purposes of this
Section 15), information maintained regarding those customers, and all computer programs and procedures or other information developed by Distributor Protected Parties

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or any of their employees or agents in connection with the Funds performance of its duties under this Agreement are the valuable property of the Distributor Protected Parties.
ING agrees that if it comes into possession of any list or compilation of the identities of or other information about the Distributor Protected Parties, other than such information as may be independently developed or compiled by ING from information supplied to it by the Distributor Protected Parties’ customers who also maintain accounts directly with
ING, ING will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with
Distributor’s prior written consent; or (b) as required by law or judicial process.

Both Parties. Each party acknowledges that any breach of the agreements in this
Section 15 would result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agree that in the event of such a breach, the other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

16.	Miscellaneous.

(a) Amendment and Waiver. Except to the extent that Distributor may unilaterally amend Schedule A for the purpose of adding a Fund or share class to the
Agreement, neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering
(AML) program, which may include annual AML compliance certifications, periodic
AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

(c) Restrictions on “Excessive Trading”. The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. ING Life and ING Institutional have adopted their own excessive trading policy, which is attached as Exhibit II (the “Policy”). ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups;
however, ING Life and ING Institutional monitor individual Participant and Contract owner trading in accordance with its Policy. ING Life and ING Institutional will use their best efforts, and shall reasonably cooperate with the Distributor and the Funds, and will execute any instructions from the Distributor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Distributor or the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the Funds. The parties

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shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading. Additionally, the parties have entered into a separate shareholder information agreement dated ___________, incorporating the terms of the Policy. ING Life and ING Institutional agree to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties.

(d) Notice of Certain Proceedings and Other Circumstances. ING will promptly notify Distributor of: (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Separate Account’s registration statement under the 1933 Act relating to the Contracts or each Separate
Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Separate Account Prospectus that may affect the offering of shares of the
Funds, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of each Separate Account’s interests pursuant to the
Contracts, or (iv) any other action or circumstances that may prevent the lawful limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. ING will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(e) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

ING
One Orange Way, B3N
Windsor, CT 06095-4774
Attention:
Worksite Investment Products

To Distributor:
Ivy Funds Distributor, Inc.
6300 Lamar Avenue
Overland Park, KS 66202
Attention: Contracts Department

With a copy to the Legal Department

Any notice, demand or other communication given in a manner prescribed in this
Subsection (e) shall be deemed to have been delivered on receipt.

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(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(g) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(h) Severability. In case any one or more of the provisions contained in this
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(i) Entire Agreement. This Agreement including any Exhibits attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

(j) Force Majeure. Each party shall be excused from the performance of any of its obligations to the other where such nonperformance is occasioned by any event beyond its control which shall include, without limitation, any applicable order, rule or regulation of any federal, state or local body, agency or instrumentality with jurisdiction, work stoppage, accident, natural disaster, war, acts of terrorism or civil disorder, provided that the party so excused shall use all reasonable efforts to minimize its nonperformance and overcome, remedy, cure or remove such event as soon as is reasonably practicable, and such performance shall be excused only for so long as, in any given case, the force or circumstances making performance impossible shall exist.

(k) Relationship of Parties. Subject to the terms and conditions of this
Agreement, ING shall be authorized to, and agrees, to act as a limited agent of Distributor for purposes of Rule 22c-1 under the 1940 Act and to the extent permitted by applicable law, for the sole purpose of receiving instructions for the purchase and redemption of
Fund shares (from Contract owners or Participants making investment allocation decisions under the Contracts). Except as particularly stated in this paragraph, ING shall have no authority to act on behalf of Distributor or the Funds or to incur any cost or liability on its behalf. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

(l) Non-Exclusive Agreement. The parties of this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Lisa S. Gilarde
Name: Lisa S. Gilarde
Title: Vice President

ING INSTITUTIONAL PLAN SERVICES, LLP

By	/s/ Michelle Sheiowitz attorney in fact
Name: Michelle Sheiowitz
Title: Vice President

ING FINANCIAL ADVISERS, LLC

By	/s/ Michael J. Pise
Name: Michael Pise
Title: Vice President

IVY FUNDS DISTRIBUTOR, INC.

By	/s/ Thomas W. Butch
Name	Thomas W. Butch
Title	President

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Schedule A

Funds	Distribution Fee	Administrative
Services Fee
Ivy Family of Funds A shares	____ bps	____ bps
(excluding Ivy Money Market Fund)
Ivy Money Market Fund A share	____ bps	____ bps
Ivy Family of Funds Y shares	____ bps	____ bps
Ivy Family of Funds R shares	____ bps	____ bps
Ivy Family of Funds I shares	____ bps	____ bps

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EXHIBIT I
To
SELLING AND SERVICES AGREEMENT and FUND PARTICIPATION
AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing
Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and
Registration Verification System

1. As provided in Section 4 of the Selling and Services Agreement and Fund
Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National
Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a) Distributor or the Funds will furnish to ING Financial or its affiliate through NSCC’s
Mutual Fund Profile System (“MFPS”) as well as via email or fax directly to ING at
860-580-0413 (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”). Changes in pricing information will be communicated to both NSCC and ING Financial or its affiliate.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such
Fund’s Prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of
Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System
(“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to
ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Distributor and the Funds, and the
Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the
Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.
Instructions received in proper form by ING Financial or its affiliate after the Close of
Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund’s then current
Prospectuses.

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(c) ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s
NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern
Time on the same Business Day such purchase orders are communicated to NSCC.
For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) NSCC will wire payment for net redemption orders by Fund, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund’s Prospectus and statement of additional information.

(e) With respect to (c) or (d) above, if Distributor does not send a confirmation of ING
Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f) If on any day ING Financial or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g) These procedures are subject to any additional terms in each Fund’s Prospectus and the requirements of applicable law. The Funds and/or Distributor reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. ING Financial or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the
MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the
Agreement shall have the same meaning as in this Exhibit.

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EXHIBIT II

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

ING "Excessive Trading" Policy

The ING family of insurance companies ("ING"), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended. ING's current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1. ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:

a. More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a "round-trip"). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING's definition of Excessive Trading; or

b. Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

a. Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);

b. Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;

c. Purchases and sales of fund shares in the amount of $5,000 or less;

d. Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and

e. Transactions initiated by a member of the ING family of insurance companies.

2. If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time ("Electronic Trading Privileges"). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual's trading activity may also be sent to the fund whose shares were involved in the trading activity.

ING

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ING "EXCESSIVE TRADING" POLICY

3. If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual's Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic "inquiry only" privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual's trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4. Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5. ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual's trading activity is disruptive, regardless of whether the individual's trading activity falls within the definition of Excessive Trading set forth above. Also, ING's failure to send or an individual's failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual's Electronic Trading Privileges or taking any other action provided for in this Policy.

6. Each fund available through ING's variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.

www.ing.com/us www.ingretirementplans.com

Insurance products, annuities and retirement plan funding that are issued by (third party administrative services may also be provided by) ING Life Insurance and Annuity Company and ReliaStar Life Insurance Company are distributed by ING Financial Advisers, LLC (member SIPC), One Orange Way, Windsor, CT 06095-4774. These companies are wholly owned, indirect subsidiaries of ING Groep N.V. Securities may also be distributed through other broker-dealers with which ING has selling agreements. Insurance obligations are the responsibility of each individual company. Products and services may not be available in all states.

© 2007 North America Insurance Company C07-0813-002 (6/07)

PDF.M.S.MS.1796 (8/07)

Retirement Insurance Investments

ING

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